Exhibit 5.1

AstraZeneca PLC 1 Francis Crick Avenue Cambridge Biomedical Campus Cambridge CB2 0AA United Kingdom

6 August 2020

Dear Sir/Madam

AstraZeneca PLC

Prospectus Supplement to Registration Statement on Form F-3

Introduction

1.             In connection with the automatic shelf registration statement on Form F-3 (the Registration Statement) filed with the U.S. Securities and Exchange Commission (SEC) on 8 November 2019, as supplemented by a prospectus supplement dated 3 August 2020 and filed with the SEC on 5 August 2020 (the Prospectus Supplement) of AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (the Company), under the United States Securities Act of 1933, as amended (the Securities Act), we have been requested to render our opinion on certain matters in connection with the Prospectus Supplement. The Registration Statement and Prospectus Supplement relate to the registration under the Securities Act of the issuance and sale of US$1,200,000,000 aggregate principal amount of 0.700% fixed rate notes due 2026, US$1,300,000,000 aggregate principal amount of 1.375% fixed rate notes due 2030 and US$500,000,000 aggregate principal amount of 2.125% fixed rate notes due 2050 (collectively, the Debt Securities).

2.             We are acting as English legal advisers to you, the Company, for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus Supplement;

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

(c)	a copy of the pricing agreement dated 3 August 2020 entered into between the Company, BofA Securities Inc., HSBC Securities (USA) Inc. and Mizuho Securities USA LLC (the Pricing Agreement);

(d)	a copy of the underwriting agreement of the Company dated 3 August 2020 (together with the Pricing Agreement, the Underwriting Agreement);

(e)	a copy of the current Articles of Association of the Company as at 6 August 2020 (the Constitutional Documents);

(f)	a copy of the Company’s Certificate of Incorporation dated 17 June 1992, issued by the Registrar of Companies of England and Wales, together with copies of the Company’s Certificates of Incorporation on change of name dated 13 July 1992, 25 September 1992, 16 February 1993 and 5 April 1999, respectively;

(g)	a copy of the indenture dated 1 April 2004 entered into between the Company and the Bank of New York Mellon, as successor Trustee to JPMorgan Chase Bank, under which the Debt Securities are to be issued (the Indenture);

(h)	searches carried out on 6 August 2020 with respect to the Company (carried out by us or by LegalinX Limited trading as GlobalX on our behalf) of the public documents of the Company kept at Companies House in Cardiff (the Company Searches);

(i)	a winding up enquiry of the Central Registry of Winding up Petitions (carried out by us or by GlobalX on our behalf) on 6 August 2020 with respect to the Company (the Winding-up Enquiry);

(j)	a certificate issued to us by the Company Secretary of the Company dated 6 August 2020 (the Secretary’s Certificate);

(k)	an officer’s certificate pursuant to Sections 2.01 and 2.08 of the Indenture (the Officer’s Certificate);

(l)	extracts from the minutes of meetings of the board of directors of the Company held on (i) 23 July 2003 authorising the execution and delivery of and performance of obligations under the Indenture, (ii) 22-23 October 2019 authorising the filing of the Registration Statement (iii) 28 April 2020, authorising the issue of up to $3 billion of term debt by the Company and establishing an issuance committee with respect thereto; and

(m)	an extract of the written resolution dated 31 July 2020 of the Company’s issuance committee established by the board of directors of the Company authorising the filing of the Prospectus Supplement and the execution and delivery of and performance of obligations under, when issued, the Debt Securities, and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

3.             This opinion is confined to matters of English law (including case law) as at the date of this opinion and is governed by and should be construed in accordance with English law. By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion or otherwise to update this opinion in any respect. Accordingly, we express no opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Union law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law or uphold the terms of the Indenture or the Debt Securities.

4.             We express no opinion in respect of the tax treatment of the above documents or the transactions contemplated by such documents, and you have not relied on any advice from us in relation to the tax implications of such matters, for you or any other person, whether in the United Kingdom or in any other jurisdiction, or the suitability of any tax provisions in the above documents.

5.             To the extent that the laws of the United States or, the laws of the State of New York may be relevant, we have made no independent investigation of such laws and our opinion is subject to the effect of such laws, including the matters contained in the opinion of Davis Polk & Wardwell London LLP dated the date hereof to be filed on Form 6-K concurrently with this opinion. We express no views in this opinion on the validity of the matters set out in such opinion.

Assumptions

6.              In considering the above documents and in rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	Authenticity: (A) the genuineness of all signatures, (B) that a signatory has personally signed the Document either (i) by hand (a wet ink signatory); or (ii) by adding an image or their signature to an electronic version of the Document; or (iii) by adding their signature to an electronic version of the Document on an approved web-based electronic signing platform (e-platform) contemplated by the parties; or (iv) by using a mouse, finger, stylus or similar to sign their name in an electronic version of the Document on a touchscreen device such as an iPad (each signature referred to in (ii) to (iv) an e-signature, and each signatory referred to in (ii) to (iv) an e-signatory), and (C) the genuineness of all stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies);

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Witnessing: that where a document has been witnessed, each witness has personally witnessed the signature of that document by the person whose signature they are witnessing and has applied its own witness signature or authorised its witness signature to be appended to the final text or any electronic version of the final text of the document only after doing so;

(d)	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(e)	Secretary’s Certificate and Officer’s Certificate: that each of the statements contained in the Secretary’s Certificate and Officer’s Certificate is true and correct as at the date hereof;

(f)	Board Meetings: that the meetings of the board of directors of the Company were duly convened and held on 23 July 2003, 22-23 October 2019 and 28 April 2020, as evidenced by the extracts from the minutes referred to above; at the meetings a quorum of directors was present and acting throughout; the resolutions referred to therein were properly passed at such meetings, that all provisions contained in the Companies Act 2006 and the Articles of Association of the Company relating to the disclosure of directors’ interests and the power of interested directors to vote were duly observed, and that such resolutions in such minutes were duly passed and have not been amended, modified or revoked and are in full force and effect; each of the directors of the Company having any interest in any of the matters discussed at such meetings duly disclosed his interest therein and was entitled to count in the quorum of such meetings and to vote on the resolutions proposed thereat; and such minutes are a true and correct record of the proceedings described therein and the resolutions set out in such minutes remain in full force and effect without modification;

(g)	Corporate Power: that each of the parties to the Indenture (other than the Company) has the necessary capacity and corporate power to execute, deliver and perform the Indenture, and that the Indenture has been duly authorised and executed and delivered by each of the parties thereto in accordance with all applicable laws (other than in the case of the Company, the laws of England) in the form filed as an exhibit to the Registration Statement;

(h)	Validity under all laws: that the Indenture and, when issued, the Debt Securities constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws including the laws of the United States and the laws of the State of New York by which they are expressed to be governed (other than in the case of the Company, the laws of England); that satisfactory evidence of the laws of the United States and the State of New York, which is required to be pleaded and proved as a fact in any proceedings before the English Courts, could be so pleaded and proved; and that insofar as the laws and regulations of any other jurisdiction may be relevant to (i) the obligations or rights of any of the parties under the Indenture, or (ii) any of the transactions contemplated by the Indenture, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any such obligations, rights or transactions;

(i)	Filings under all laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than, in the case of the Company, the laws of England) in order to permit the execution, delivery or performance of the Indenture or to perfect, protect or preserve any of the interests created by the Indenture, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations;

(j)	No Amendments: that the Indenture has not been amended, terminated, rescinded or varied, that there has been no breach of any of its provisions by any of the parties thereto which would affect the opinions expressed in this opinion, and that the Indenture is not affected in any way by any relevant provisions of any other document or agreement or any course of dealings between the parties thereto;

(k)	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Indenture or which have not been disclosed to us that may affect the validity or enforceability of the Indenture or any obligation therein or otherwise affect the opinions expressed in this opinion;

(l)	Arm’s Length Terms: that the Indenture has been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(m)	Directors’ Duties: that the directors of the Company in authorising the filing of the Registration Statement and the execution and delivery of and performance of obligations under, the Indenture and, when issued, the Debt Securities have exercised their powers in accordance with their duties under all applicable laws and the Constitutional Documents of the Company in force at the applicable time;

(n)	FSMA: that the sale of the Debt Securities or the consummation by the Company of the transactions contemplated by the Indenture (as relevant) will not constitute an “offer to the public” within the meaning of Part VI of the Financial Services and Markets Act 2000 (the FSMA);

(o)	Authorisation under FSMA: that each person dealing with the Company in connection with the Debt Securities which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 of the Financial Services and Markets Act 2000) is an authorised person or an exempt person for the purposes of the FSMA;

(p)	FSMA (Financial promotion): that the Registration Statement and the Prospectus Supplement (including any such document in draft and preliminary form) and any other invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the Debt Securities has only been and will only be communicated or caused to be communicated in circumstances in which section 21(1) of the FSMA does not apply to the Company;

(q)	Company Searches: that the information revealed by the Company Searches: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and included all relevant information which had been properly submitted to the Registrar of Companies;

(r)	Winding up Enquiry: that the information revealed by our Winding-up Enquiry was accurate in all respects and has not since the time of such enquiry been altered;

(s)	Representations: that the terms of the Indenture and Underwriting Agreement, other than, in the case of the Underwriting Agreement, as to matters of law on which we opine in this opinion, have been and will be observed and performed by the parties thereto;

(t)	Anti-terrorism, money laundering, antitrust and criminal cartel: that the parties to the Indenture and all persons representing them have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, anti-tax evasion, other financial crime, civil or criminal antitrust, cartel, competition, public procurement, state aid, sanctions and human rights laws and regulations which may affect the Indenture, and that performance and enforcement of the Indenture is, and will continue to be, consistent with all such laws and regulations; and

(u)	Bad Faith, Fraud, Duress: the absence of bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the parties to the Indenture and their respective directors, employees, agents and advisers (excepting ourselves).

Opinion

7.             On the basis of and subject to the foregoing and the matters set out in paragraphs 7, 8 and 9 below and any matters not disclosed to us, and having regard to such considerations of English law in force, as at the date of this letter as we consider relevant, we are of the opinion that:

(a)	Corporate Existence: the Company has been duly incorporated in the United Kingdom and registered in England and Wales as a public limited company;

(b)	Corporate Power: the Company has the requisite corporate power and capacity to issue, deliver and perform its obligations under, when issued, the Debt Securities in accordance with the terms of the Indenture;

(c)	Corporate Authority: the Company has taken steps required under English law and its Constitutional Documents to authorise the Company to enter into and perform its obligations under, when issued, the Debt Securities; and

(d)	No Violation: the execution and delivery of the Indenture and the performance of the Company’s obligations thereunder (in accordance with the terms of the Indenture) have been duly authorised by all necessary corporate action on the part of the Company and do not and will not of themselves result in any violation by the Company of any term of its Constitutional Documents or of any law or regulation having the force of law in England and applicable to the Company as to performance.

Qualifications

8.             Our opinion is subject to the following qualifications:

(a)	Company Searches: the Company Searches are not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Searches are not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)	Winding up Enquiry: the Winding-up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because;

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994;

(c)	Choice of Foreign Law: the chosen laws are the laws of the laws of the State of New York.

(i)	the Documents could be modified by the English courts to the extent provided by and in the circumstances set out in Regulation (EC) No 593/2008 on the law applicable to contractual obligations (the Rome I Regulation). In addition, we express no opinion as to the choice of the laws of United States or the State of New York to govern contractual obligations falling outside the scope of the Rome I Regulation; and

(ii)	certain trusts could be modified by the English courts to the extent provided by and in the circumstances set out in the Hague Convention on the Law Applicable to Trusts and their Recognition, as enacted by the Recognition of Trusts Act 1987;

(d)	Foreign Courts: no opinion is given as to whether or not the chosen court will take jurisdiction (applying its own conflict rules), or act in accordance with the parties’ agreement as to choice of law or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any ancillary relief in relation to proceedings commenced in a foreign court;

(e)	Choice of Foreign Jurisdiction: this opinion, and the term “enforceable” as used above, is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms. In particular:

(i)	an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(ii)	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defence of set off or to counterclaim;

(iii)	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(iv)	the enforcement of obligations may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution;

(v)	enforcement of obligations may be invalidated by reason of fraud; and

(vi)	the enforcement of obligations may be limited or excluded by the provisions of the Human Rights Act 1998;

(f)	Financial Limitations: no opinion is given as to the compliance or otherwise with: (i) the financial limitations on borrowings or covenants by the Company contained in the Constitutional Documents of the Company; and (ii) the limitations on the maximum aggregate principal amount of the Debt Securities which may be issued by the Company as contemplated by the Registration Statement; and

(g)	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditor’s rights and remedies from time to time.

Observations

9.             Factual Statements: It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law after the date of this opinion.

Benefit of Opinion

10.          This opinion is addressed to you solely for your own benefit for the purposes of the Registration Statement and the Prospectus Supplement to be filed under the Securities Act and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose. Your reliance on the matters addressed in this opinion letter is on the basis that any associated recourse is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consist of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right. The restrictions in the previous sentences apply to any claim, whether in contract, tort (including negligence) for breach of statutory duty, or otherwise, but they do not apply in the case of our wilful misconduct or fraud or where and to the extent prohibited by applicable law and regulation (including without limitation, the rules of professional responsibility governing the practice of law).

Having requested production of this opinion and in order to rely on its contents, you agree to be bound by its terms.

We consent to the filing of this opinion as an Exhibit to the report on
Form 6-K to be filed by the Company on the date hereof and to the reference to our firm under the heading “Validity of the Notes” in the Prospectus Supplement In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP